Exhibit 23(f)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-180410-02) of Kentucky Utilities Company and in the related Prospectus of our report dated February 23, 2015, with respect to the financial statements of Kentucky Utilities Company included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Louisville, Kentucky

February 23, 2015